                      Consent of Independent Accountants



          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 1993, except as to note S which is as of February 18, 1993, which appears on page 25 of the 1992 Annual Report to Sharesholders of Crown Cork & Seal Company, which is incorporated by reference in Crown Cork & Seal Company's Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 18 of such Annual Report on Form 10-K.

/S/Price Waterhouse
PRICE WATERHOUSE


Philadelphia, Pennsylvania
March 14, 1994